                                                                [CONFORMED COPY]


                                                                     Exhibit 2.3


                            TAX ALLOCATION AGREEMENT

                                 by and between

                       ROCKWELL INTERNATIONAL CORPORATION

                                       and

                            MERITOR AUTOMOTIVE, INC.


                               September 30, 1997

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I DEFINITIONS ..................................................     2

   1.01 General ........................................................     2
   1.02 Schedules, etc .................................................     8

ARTICLE II FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS ............     8

   2.01 Preparation of Tax Returns .....................................     8
   2.02 Payment of Taxes ...............................................    12
   2.03 Tax Refunds and Carrybacks .....................................    16
   2.04 Allocation of Straddle Period Taxes ............................    17
   2.05 Schedule of Tax Returns Covering Foreign
        Income Taxes and Payments ......................................    18

ARTICLE III TAX INDEMNIFICATION; TAX CONTESTS ..........................    18

   3.01 Indemnification ................................................    18
   3.02 Automotive Tax Acts ............................................    21
   3.03 Notice of Indemnity ............................................    22
   3.04 Payments .......................................................    22
   3.05 Tax Contests ...................................................    24

ARTICLE IV COMPENSATION PAYMENTS; OPTIONS; FOREIGN TAX CREDITS .........    25

   4.01 Compensation Payments ..........................................    25
   4.02 Stock Options ..................................................    26
   4.03 Foreign Tax Credits ............................................    27
   4.04 Change in Law ..................................................    28

ARTICLE V COOPERATION AND EXCHANGE OF INFORMATION ......................    29

   5.01 Inconsistent Actions ...........................................    29
   5.02 Ruling Request .................................................    29
   5.03 IRS Gain Recognition Agreement;
        Notification of Certain Dispositions ...........................    29
   5.04 Cooperation and Exchange of Information ........................    30
   5.05 Tax Records ....................................................    31

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
ARTICLE VI      MISCELLANEOUS ....................................            31

   6.01         Entire Agreement; Construction ...................            31
   6.02         Effectiveness ....................................            32
   6.03         Survival of Agreements ...........................            32
   6.04         Governing Law ....................................            32
   6.05         Notices ..........................................            32
   6.06         Consent to Jurisdiction ..........................            34
   6.07         Amendments .......................................            34
   6.08         Successors and Assigns ...........................            35
   6.09         Captions; Currency ...............................            35
   6.10         Severability .....................................            35
   6.11         No Third Party Beneficiaries .....................            35
   6.12         Schedules ........................................            36
   6.13         Termination ......................................            36
   6.14         Waivers; Remedies ................................            36
   6.15         Counterparts .....................................            36
   6.16         Performance ......................................            36


SCHEDULE 1.01        TRANSACTIONS BEING CARRIED OUT FOR BUSINESS
                     REASONS UNRELATED TO THE DISTRIBUTION

SCHEDULE 2.01        TAX RETURNS TO BE FILED BY NON-RESPONSIBLE
                     PARTY

SCHEDULE 3.01        PRE-DISTRIBUTION TAX-FREE TRANSACTIONS

SCHEDULE 3.02(A)     AUTOMOTIVE TAX ACT

SCHEDULE 3.02(B)     AUTOMOTIVE TAX REPRESENTATION LETTER

SCHEDULE 5.03        PARTIES TO IRS GAIN RECOGNITION AGREEMENTS

                            TAX ALLOCATION AGREEMENT


            THIS TAX ALLOCATION AGREEMENT (this "AGREEMENT") is made and entered into as of September 30, 1997, by and between ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation ("ROCKWELL"), and MERITOR AUTOMOTIVE, INC., a Delaware corporation and, as of the date hereof, a wholly-owned subsidiary of Rockwell ("AUTOMOTIVE").

                              W I T N E S S E T H :

            WHEREAS, the Rockwell Board (as hereinafter defined) has determined that it is appropriate and desirable to distribute all outstanding shares of Automotive Common Stock (as hereinafter defined) on a pro rata basis to the holders of Rockwell Common Stock (as hereinafter defined);

            WHEREAS, the Rockwell Board has determined that it is appropriate and desirable to effectuate the Distribution (as hereinafter defined) in a transaction that will qualify under Section 368(a)(1)(D) of the Code (as hereinafter defined) as a tax-free reorganization; and

            WHEREAS, Rockwell and Automotive wish to provide for and agree upon the allocation between the Rockwell Tax Group (as hereinafter defined) and the Automotive Tax Group (as hereinafter defined) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as hereinafter defined).

            NOW, THEREFORE, in consideration of the premises and of the respective agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "ACTUALLY REALIZED" shall mean, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.

            "AUTOMOTIVE" shall have the meaning ascribed thereto in the preamble.

            "AUTOMOTIVE COMMON STOCK" shall mean, collectively, the Common Stock, par value $1 per share, of Automotive and the related Rights.

            "AUTOMOTIVE COMMON STOCK OPTIONS" shall mean options to acquire Automotive Common Stock.

            "AUTOMOTIVE GROUP EMPLOYEES AND FORMER EMPLOYEES" shall mean individuals (i) who are employees of any member of the Automotive Tax Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options held by such individuals,
(ii) who were employees of any member of the Automotive Tax Group and were not thereafter employees of any member of the Rockwell Tax Group, or (iii) who were employees of Old Rockwell and its affiliates who were engaged in the automotive business and who retired on or before December 6, 1996 and were not thereafter employees of any member of the Rockwell Tax Group.

            "AUTOMOTIVE INTRAGROUP TRANSACTION" shall mean (i) any transaction in furtherance of the Appropriations Request, submitted by R.A. Calder on May 22, 1996 and approved by D. Davis on June 5, 1997, (ii) any other transfer between members of the Automotive Tax Group of intangible property rights during 1996 and 1997, (iii)


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
any other similar transfer between members of the Automotive Tax Group of assets outside the ordinary course of business during 1996 and 1997, and (iv) any sale to a third party of an Automotive business or part thereof during September 1997 outside the ordinary course of business other than a transaction undertaken in connection with the Distribution.

            "AUTOMOTIVE TAX ACT" shall have the meaning set forth in Section 3.02(a).

            "AUTOMOTIVE TAX GROUP" shall mean (i) Automotive, (ii) any corporation or other legal entity which Automotive directly or indirectly owns immediately following the Distribution, and (iii) any corporation or other legal entity engaged in the Automotive business which was sold in September 1997.

            "AUTOMOTIVE TAX REPRESENTATION LETTER" shall mean the letter delivered by Automotive to Rockwell on the Distribution Date, substantially in the form set forth in Schedule 3.02(b) attached hereto.

            "BOEING" shall mean The Boeing Company, a Delaware corporation.

            "BOEING TAX GROUP" shall mean Boeing and its affiliates.

            "CANADIAN CASH AMOUNT" shall have the meaning set forth in Section 3.04(b) of the Distribution Agreement.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

            "COMPENSATION PAYMENTS" shall mean all non-qualified employee benefit plan and welfare benefit plan payments made by any member of the Automotive Tax Group under Sections 3.02, 6.01, 6.02 and 6.03 of the Employee Matters Agreement dated as of September 30, 1997 by and between Rockwell and Automotive.

            "DISTRIBUTION" shall mean the distribution of the Automotive Common Stock on a pro rata basis to holders of Rockwell Common Stock on the Distribution Date pursuant to the Distribution Agreement.


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
            "DISTRIBUTION AGREEMENT" shall mean the Distribution Agreement dated as of September 30, 1997 by and between Rockwell and Automotive.

            "DISTRIBUTION DATE" shall mean the date on which the Distribution occurs (or, if different, the date on which the Distribution is deemed to occur for U.S. federal Income Tax purposes). For purposes of this Agreement, the Distribution shall be deemed effective as of the end of the day on the Distribution Date.

            "DISTRIBUTION TRANSACTION" shall mean any transaction undertaken in connection with the Distribution and described in the Ruling Request except for those transactions specified on Schedule 1.01 that are being carried out for business reasons unrelated to the Distribution.

            "INCOME TAX BENEFIT" shall mean for any taxable period the excess of
(i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

            "INCOME TAX DETRIMENT" shall mean for any taxable period the excess of (i) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

            "INCOME TAX RETURN" shall mean any Tax Return that relates to Income Taxes.

            "INCOME TAXES" shall mean (a) any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any


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
capital gains, minimum Tax and any Tax on items of Tax preference and the Michigan Single Business Tax, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above, or
(b) any U.S. state or local franchise Tax.

            "INDEMNITEE" shall have the meaning set forth in Section 3.03.

            "INDEMNITOR" shall have the meaning set forth in Section 3.03.

            "INDEMNITY ISSUE" shall have the meaning set forth in Section 3.03.

            "IRS" shall mean the Internal Revenue Service.

            "IRS GAIN RECOGNITION AGREEMENT" shall mean any gain recognition agreement entered into between the IRS and any member of the Rockwell Tax Group or the Automotive Tax Group pursuant to Section 367 of the Code and the regulations thereunder or the Ruling, and any revised or successor agreement thereto.

            "OLD ROCKWELL" shall mean the corporation, formerly named Rockwell International Corporation, which owned all of the Rockwell Common Stock prior to the distribution of the Rockwell Common Stock to the shareholders of such corporation on December 6, 1996.

            "PRE-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period ending on or before the Distribution Date.

            "POST-DISTRIBUTION TAX ACT" shall have the meaning set forth in
Section 3.01(a).

            "POST-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period beginning after the Distribution Date.

            "POST-TAX INDEMNIFICATION PERIOD" shall mean any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.


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
            "REVERSE TIMING DIFFERENCE" shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

            "RIGHTS" shall have the meaning ascribed thereto in the Distribution Agreement.

            "RISSCO" shall mean Rockwell International Suspension Systems Company, Inc.

            "ROCKWELL" shall have the meaning ascribed thereto in the preamble.

            "ROCKWELL BOARD" shall mean the Board of Directors of Rockwell or a duly authorized committee thereof.

            "ROCKWELL COMMON STOCK" shall mean the Common Stock, par value $1.00 per share, of Rockwell.

            "ROCKWELL COMMON STOCK OPTIONS" shall mean options to acquire Rockwell Common Stock.

            "ROCKWELL TAX GROUP" shall mean (i) Rockwell, (ii) any corporation or other legal entity which Rockwell directly or indirectly owns immediately following the Distribution, (iii) any other corporation or other legal entity which Rockwell or Old Rockwell directly or indirectly owned at any time prior to the Distribution (but only with respect to the period such corporation or other entity was so owned by Rockwell or Old Rockwell) other than a member of the Automotive Tax Group, and (iv) solely for purposes of this Agreement and not for purposes of any other Transaction Agreement, for any taxable period up to or including December 6, 1996, Old Rockwell and any other corporation or legal entity owned by Old Rockwell other than a member of the Automotive Tax Group.

            "RULING" shall mean the private letter ruling issued by the IRS in reply to the Ruling Request including any amendment or supplement thereto.

            "RULING REQUEST" shall mean the private letter ruling request dated March 17, 1997 filed by Rockwell with the IRS (as modified or supplemented by any materials submitted to the IRS), seeking rulings that, inter alia, the Distribution will qualify for U.S. federal Income Tax purposes as a tax-free reorganization under Section 368(a)(1)(D) of the Code.

            "STOCK OPTIONS" shall mean Automotive Common Stock Options or Rockwell Common Stock Options.

            "STRADDLE PERIOD" shall mean a taxable period that includes but does not end on the Distribution Date.

            "TAX" and "TAXES" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

            "TAX AUTHORITY" shall mean, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

            "TAX GROUP" shall mean the Rockwell Tax Group or the Automotive Tax Group, as the case may be.

            "TAX INDEMNIFICATION PERIOD" shall mean any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on the Distribution Date.


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
            "TAX RETURN" shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

            "TIMING DIFFERENCE" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for the Tax Indemnification Period.

            "TRANSACTION AGREEMENTS" shall have the meaning ascribed thereto in the Distribution Agreement.

            Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Distribution Agreement.

            1.02 SCHEDULES, ETC. References to a "SCHEDULE" are, unless otherwise specified, to the Schedule attached to this Agreement; references to "SECTION" or "ARTICLE" are, unless otherwise specified, to one of the Sections or Articles of this Agreement; references to "SUB-SECTION" are, unless the context otherwise requires, references to the section in which the reference appears; and references to this Agreement include the Schedules.


                                   ARTICLE II

          FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS

            2.01  PREPARATION OF TAX RETURNS.

            (a) UNITED STATES FEDERAL INCOME TAX RETURNS. (i) Except as provided in Section 2.01(a)(ii), Rockwell shall prepare and file or cause to be prepared and filed all U.S. federal Income Tax Returns (including amendments thereto) which include a member of the Rockwell Tax Group or a member of the Automotive Tax Group which are


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
required to be filed for any Pre-Distribution Taxable Period. Automotive hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. federal Income Tax Returns.

            (ii) Automotive shall prepare and file or cause to be prepared and filed all U.S. federal Income Tax Returns (including amendments thereto) of RISSCO which are required to be filed for any Pre-Distribution Taxable Period or Straddle Period.

            (b) UNITED STATES STATE AND LOCAL INCOME TAX RETURNS. (i) Except as provided in Section 2.01(b)(ii), Rockwell shall prepare and file or cause to be prepared and filed all U.S. state and local Income Tax Returns (including amendments thereto) which include a member of the Rockwell Tax Group or a member of the Automotive Tax Group which are required to be filed for any Pre-Distribution Taxable Period or Straddle Period. Automotive hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. state and local Income Tax Returns.

            (ii) Automotive shall prepare and file or cause to be prepared and filed all U.S. state and local Income Tax Returns (including amendments thereto) of RISSCO which are required to be filed for any Pre-Distribution Taxable Period or Straddle Period.

            (c) FOREIGN INCOME TAX RETURNS. (i) Automotive shall prepare and file or cause to be prepared and filed:

            (A) all Brazilian, Chinese, Czech Republic, Indian, Irish, Italian, Mexican, Portuguese, Singapore, Spanish and Turkish Income Tax Returns (including amendments thereto) which include a member of the Automotive Tax Group which are required to be filed for any Pre-Distribution Taxable Period or any Straddle Period; and

            (B) all Income Tax Returns (including amendments thereto) which are required to be filed for any Pre-Distribution Taxable Period or any Straddle


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
Period which are (I) Australian Income Tax Returns which relate to Rockwell Standard of Australia Limited, (II) Canadian Income Tax Returns which relate to RISS Holdings, Ltd., (III) Japanese Income Tax Returns which relate to Nippon Automotive Body Systems Corporation or (IV) Netherlands Income Tax Returns which relate to ROR Rockwell B.V.

Rockwell hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Automotive as its agent to take any and all actions necessary or incidental to the preparation and filing of such foreign Income Tax Returns.

            (ii) Rockwell shall prepare and file or cause to be prepared and filed all Argentinean, Australian, Barbadian, Canadian, French, German, Hong Kong, Japanese, Korean, Netherlands and United Kingdom Income Tax Returns (including amendments thereto) not referred to in Section 2.01(c)(i) which include a member of the Automotive Tax Group which are required to be filed for any Pre-Distribution Taxable Period or any Straddle Period. Automotive hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell as its agent to take any and all actions necessary or incidental to the preparation and filing of such foreign Income Tax Returns.

            (d) NON-INCOME TAX RETURNS. (i) All Tax Returns (including amendments thereto) which are not Income Tax Returns for all Pre-Distribution Taxable Periods and all Straddle Periods shall be the responsibility of the Rockwell Tax Group if such Tax Returns (A) relate to a member or members of the Rockwell Tax Group or their respective businesses, assets or activities, (B) relate to members of each of the Rockwell Tax Group and the Automotive Tax Group or their respective businesses, assets or activities, or (C) relate to a member of the Automotive Tax Group for a period in which such member conducts or has conducted both an automotive business and a nonautomotive business. Automotive hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Rockwell as its agent to take any and all actions necessary or incidental to the preparation and filing of such Tax Returns.

            (ii) All Tax Returns (including amendments thereto) which are not Income Tax Returns which relate to a member of the Automotive Tax Group or their respective businesses, assets or activities for all Pre-Distribution Taxable Periods and Straddle Periods which are not the responsibility of the Rockwell Tax Group shall be the responsibility of the Automotive Tax Group.

            (e) POST-DISTRIBUTION DATE TAX RETURNS. All Tax Returns (including amendments thereto) for all Post-Distribution Taxable Periods shall be the responsibility of the Rockwell Tax Group if such Tax Returns relate to a member or members of the Rockwell Tax Group or their respective businesses, assets or activities, and shall be the responsibility of the Automotive Tax Group if such Tax Returns relate to a member or members of the Automotive Tax Group or their respective businesses, assets or activities.

            (f) CONSISTENT WITH PAST PRACTICE Unless Rockwell and Automotive otherwise agree in writing, all Tax Returns (including amendments thereto) described in this Section 2.01 filed after the date of this Agreement, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

            (g) RESPONSIBILITY FOR FILING. Although, pursuant to this Agreement, Rockwell or Automotive may be responsible for filing a particular Tax Return, Rockwell and Automotive have agreed that the actual preparation and filing of certain Tax Returns will be done by the non-responsible party. Schedule 2.01 attached hereto sets forth a schedule specifying such Tax Returns. Rockwell and Automotive may agree from time to time to additions or deletions from Schedule 2.01.

            2.02  PAYMENT OF TAXES.

            (a) UNITED STATES FEDERAL INCOME TAXES. Except as otherwise provided in this Agreement:

            (i) Rockwell shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated U.S. federal Income Tax liability for all Pre-Distribution Taxable Periods of all members of the Rockwell Tax Group or the Automotive Tax Group (other than RISSCO); and

            (ii) Automotive shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the U.S. federal Income Tax liability for any Pre-Distribution Taxable Period or Straddle
Period of RISSCO.

            (b) UNITED STATES STATE AND LOCAL INCOME TAXES. Except as otherwise provided in this Agreement:

            (i) Rockwell shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the U.S. state and local Income Tax liability for all Pre-Distribution Taxable Periods or Straddle Periods of all members of the Rockwell Tax Group or the Automotive Tax Group (other than RISSCO), provided, however, that Automotive, on behalf of the Automotive Tax Group, hereby assumes and agrees to pay directly to or at the direction of Rockwell, at least two days prior to the date payment (including estimated payment) thereof is due, the portion of such U.S. state and local Income Taxes for that portion of any Straddle Period which begins on the day after the Distribution Date which relates to a member of the Automotive Tax Group or its business, assets or activities; and

            (ii) Automotive shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the U.S. state and local Income Tax liability for all Pre-Distribution Taxable Periods and Straddle Periods of RISSCO.

            (c) FOREIGN INCOME TAXES. Except as otherwise provided in this
Agreement:

            (i) Automotive shall pay or cause to be paid, on a timely basis, all Taxes due with respect to

            (A) the Brazilian, Chinese, Czech Republic, Indian, Irish, Italian, Mexican, Portuguese, Singapore, Spanish and Turkish Income Tax liability for all Pre-Distribution Taxable Periods and all Straddle Periods of all members of the Automotive Tax Group or their respective businesses, assets or activities, and

            (B) the Income Tax liability for all Pre-Distribution Taxable Periods and Straddle Periods which relate to (I) the Australian Income Tax liability of Rockwell Standard of Australia Limited, (II) the Canadian Income Tax liability of RISS Holdings, Ltd., (III) the Japanese Income Tax liability of Nippon Automotive Body Systems Corporation and (IV) the Netherlands Income Tax liability of ROR Rockwell B.V., provided, however, Rockwell, on behalf of the Rockwell Tax Group, hereby assumes and agrees to pay directly to or at the direction of Automotive, at least two days prior to the date payment (including estimated payment) thereof is due such foreign Income Tax liability resulting from any Distribution Transaction; and

            (ii) Except as provided in Section 2.02(c)(i) above, Rockwell shall pay or cause to be paid, on a timely basis, all foreign Taxes due with respect to the Argentinean, Australian, Barbadian, Canadian, French, German, Hong Kong, Japanese, Korean, Netherlands and United Kingdom Income Tax liability of all members of the Automotive Tax Group for all Pre-Distribution Taxable Periods and Straddle Periods, provided, however, that Automotive, on behalf of the Automotive Tax Group, hereby assumes and agrees to pay directly to or at the direction of Rockwell, at least two days prior to the date payment (including estimated payment) thereof is due (A) the portion of such foreign Income Taxes for that portion of any Straddle Period which begins on the day after the Distribution Date which relates to a member of the Automotive Tax Group or its business, assets or activities, (B) any such foreign Income Taxes which may be due as a result of any Automotive Intragroup Transaction and (C) any such foreign Income Taxes which may be due as a result of any transaction specified on Schedule 1.01.

Notwithstanding the foregoing provisions of this Section 2.02(c), Automotive shall pay or cause to be paid (on a timely basis), the Canadian Income Tax liability resulting from any Distribution Transaction up to a maximum total amount equal to the Canadian Cash Amount. If the Canadian Income Tax liability resulting from any Distribution Transaction shall exceed the Canadian Cash

Amount, Rockwell shall pay or cause to be paid (on a timely basis) such excess. If, at the time the Canadian Income Tax Return of Meritor Automotive Canada Inc. and its affiliates for the year ended September 30, 1997 is filed, Automotive shall have paid in the aggregate less than the Canadian Cash Amount to the Canadian Tax Authorities in respect the Canadian Income Tax liability resulting from any Distribution Transaction, then Automotive, on behalf of the Automotive Tax Group, hereby assumes and agrees to pay directly to or at the direction of Rockwell, within two days after such Canadian Income Tax Return is filed, the difference between the Canadian Cash Amount and the amount paid by Automotive to the Canadian Tax Authorities in respect of any Distribution Transaction.

            (d) NON-INCOME TAXES. Except as otherwise provided in this
Agreement:

            (i) Rockwell shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the non-Income Tax liability for all Pre-Distribution Taxable Periods and Straddle Periods which relate to (A) a member or members of the Rockwell Tax Group or their respective businesses, assets or activities, (B) members of each of the Rockwell Tax Group and the Automotive Tax Group or their respective businesses, assets or activities, or (C) a member of the Automotive Tax Group for a period in which such member conducts or has conducted both an automotive business and a nonautomotive business, provided, however, that Automotive, on behalf of the Automotive Tax Group, hereby assumes and agrees to pay directly to or at the direction of Rockwell, at least two days prior to the date payment (including estimated payment) thereof is due (I) the portion of such non-Income Taxes which relates to a member of the Automotive Tax Group or its automotive business, assets or activities for such Pre-Distribution Taxable Periods and Straddle Periods other than any such non-Income Taxes resulting from any Distribution Transaction, (II) any such non-Income Taxes which may be due as a result of any Automotive Intragroup Transaction and (III) any such non-Income Taxes which may be due as a result of any transaction specified on Schedule 1.01; and
            (ii) Automotive shall pay or cause to be paid, on a timely basis, all non-Income Taxes for all Pre-Distribution Taxable Periods and Straddle Periods which relate to a member of the Automotive Tax Group, its business, assets or activities which are not the responsibility of the Rockwell Tax Group other than any non-Income Taxes imposed in connection with the transactions contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution.

Notwithstanding the foregoing provisions of this Section 2.02(d), Automotive shall pay or cause to be paid (on a timely basis) any such non-Income Taxes imposed in connection with the transactions specified on Schedule 1.01.

            (e) POST-DISTRIBUTION DATE TAXES. Except as otherwise provided in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

            (f) CREDIT FOR PRIOR TAX PAYMENTS. To the extent any member of a Tax Group has made a payment of Taxes (including estimated Taxes) on or before the Distribution Date, the party liable for paying such Taxes under this Agreement shall be entitled to treat the payment as having been paid or caused to have been paid by such party, and such party shall not be required to reimburse the party which actually paid such Taxes. Notwithstanding the foregoing, no payment of Taxes by any member of a Tax Group on or before the Distribution Date shall be treated as having been paid in respect of Automotive's obligation to pay the Canadian Income Taxes resulting from any Distribution Transaction in accordance with the provisions of Sections 2.02(c) and 3.01(b).

            (g) RESPONSIBILITY FOR PAYMENT. Although Rockwell or Automotive may be responsible for paying a particular Tax liability, Rockwell and Automotive may agree that the actual payment to a Taxing Authority of certain Tax liabilities will be made by the non-responsible party. Rockwell and Automotive may agree to prepare a schedule setting forth such Tax liabilities and may agree from time to time to additions or deletions from such schedule.

            2.03  TAX REFUNDS AND CARRYBACKS.

            (a) RETENTION AND PAYMENT OF TAX REFUNDS. Except as otherwise provided in this Agreement, Rockwell shall be entitled to retain, and to receive within ten days after Actually Realized by the Automotive Tax Group, the portion of all refunds or credits of Taxes for which the Rockwell Tax Group is liable pursuant to Section 2.02 or Section 3.01(a) or is treated as having paid or caused to have been paid pursuant to Section 2.02(f), and Automotive shall be entitled to retain, and to receive within ten days after Actually Realized by the Rockwell Tax Group, the portion of all refunds or credits of Taxes for which the Automotive Tax Group is liable pursuant to Section 2.02 or Section 3.01(b) or is treated as having paid or caused to have been paid pursuant to Section 2.02(f). The amount of any refund or credit of Taxes to which Rockwell or Automotive is entitled to retain or receive pursuant to the foregoing sentence shall be reduced to take account of any Taxes incurred by the Automotive Tax Group, in the case of a refund or credit to which Rockwell is entitled, or the Rockwell Tax Group, in the case of a refund or credit to which Automotive is entitled, upon the receipt of such refund or credit.

            (b) CARRYBACKS. Unless the parties otherwise agree in writing, Automotive shall elect and shall cause each member of the Automotive Tax Group to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Distribution Date that could, in the absence of such election, be carried back to a Pre-Distribution Taxable Period. Except as otherwise provided in this Agreement, notwithstanding the provisions of Section 2.03(a), (i) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Automotive Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Automotive Tax Group, and (ii) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Rockwell Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Rockwell Tax Group.

            (c) REFUND CLAIMS. Rockwell shall be permitted to file at Rockwell's sole expense, and

Automotive shall reasonably cooperate with Rockwell in connection with, any claims for refund of Taxes to which Rockwell is entitled pursuant to this
Section 2.03 or any other provision of this Agreement. Rockwell shall reimburse Automotive for any reasonable out-of-pocket costs and expenses incurred by any member of the Automotive Tax Group in connection with such cooperation. Automotive shall be permitted to file at Automotive's sole expense, and Rockwell shall reasonably cooperate with Automotive in connection with, any claims for refunds of Taxes to which Automotive is entitled pursuant to this Section 2.03 or any other provision of this Agreement. Automotive shall reimburse Rockwell for any reasonable out-of-pocket costs and expenses incurred by any member of the Rockwell Tax Group in connection with such cooperation.

            2.04 ALLOCATION OF STRADDLE PERIOD TAXES. In the case of any Straddle Period:

            (a) the periodic Taxes of a member of the Rockwell Tax Group or the Automotive Tax Group or its business, assets or activities that are not based on income or receipts (e.g., property Taxes) for that portion of any Straddle Period beginning after the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period to the number of days in the entire taxable period;

            (b) the Taxes of a member of the Rockwell Tax Group or the Automotive Tax Group or its business, assets or activities for that portion of any Straddle Period beginning after the Distribution Date (other than Taxes described in 2.04(a) above) shall be computed on a "closing-of-the-books" basis as if such taxable period began on the day after the Distribution Date, and, in the case of any Taxes of a member of the Rockwell Tax Group or the Automotive Tax Group or its business with respect to any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity began as of the day after the Distribution Date; and

            (c) the Taxes of the Rockwell Tax Group and the Automotive Tax Group with respect to any Tax Return for a Straddle Period which includes a member of each of the Rockwell Tax Group and the Automotive Tax Group or their respective businesses, assets or activities shall be allocated between the Rockwell Tax Group, on the one hand, and the Automotive Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

            2.05 SCHEDULE OF TAX RETURNS COVERING FOREIGN INCOME TAXES AND PAYMENTS. Following the Distribution Date, Rockwell and Automotive agree to use their best efforts to jointly prepare a schedule showing (a) each Tax Return covering foreign Income Taxes required to be filed by a member of the Rockwell Tax Group and each Tax Return covering foreign Income Taxes required to be filed by a member of the Automotive Tax Group for taxable periods ending after September 30, 1996 and (b) the party responsible for filing such Tax Returns.


                                  ARTICLE III

                       TAX INDEMNIFICATION; TAX CONTESTS

            3.01  INDEMNIFICATION.

            (a) ROCKWELL INDEMNIFICATION. Subject to Section 3.01(b) and Section 3.02, Rockwell shall indemnify, defend and hold harmless each member of the Automotive Tax Group and each of their respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

            (i) all Taxes of the Rockwell Tax Group;

            (ii) all Taxes of the Automotive Tax Group for all Pre-Distribution Taxable Periods and all Straddle Periods for which Rockwell is liable pursuant to Section 2.02;

            (iii) all liability as a result of Treasury Regulation Section 1.1502-6(a) (which imposes several liability on members of an affiliated group that file a U.S. federal consolidated Income Tax return) or comparable U.S. state or local provision for Income Taxes of any person which is or has ever been affiliated with any member of the Rockwell Tax Group or with which any member of the Rockwell Tax Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Income Tax Return for any Tax period ending on or before or including the Distribution Date;

            (iv) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Rockwell Tax Group of any representation, warranty, covenant or obligation under this Agreement;

            (v) all liability for a breach by any member of the Rockwell Tax Group of any representation, warranty, covenant or obligation under this Agreement;

            (vi) all Income Taxes and non-Income Taxes imposed in connection with the transactions contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution other than any transaction specified on Schedule 1.01;

            (vii) all Taxes for which Rockwell is liable pursuant to Section 3.02; and

            (viii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Notwithstanding the foregoing and subject to Section 3.01(b) and Section 3.02, Rockwell shall not indemnify, defend or hold harmless any member of the Automotive Tax Group from any liability for Taxes (other than Taxes resulting from the failure of the Distribution to qualify as a reorganization described in
Section 368(a)(1)(D) of the Code or the failure of any pre-Distribution transaction specified in Schedule 3.01 to be non-taxable) attributable to any action (including the making of an election under Section 338 of the Code) taken by any member of the Automotive Tax Group after the Distribution (other than any such action expressly required or otherwise expressly contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution or taken in the ordinary course of business) (a "POST-DISTRIBUTION TAX ACT").

            (b) AUTOMOTIVE INDEMNIFICATION. Automotive shall be liable for, and shall indemnify, defend and hold harmless each member of the Rockwell Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

            (i) all Taxes of any member of the Automotive Tax Group (other than Taxes for which Rockwell provides indemnification pursuant to Section 3.01(a));

            (ii) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Automotive Tax Group of any representation, warranty, covenant or obligation under this Agreement;

            (iii) all liability for a breach by any member of the Automotive Tax Group of any representation, warranty, covenant or obligation under this Agreement;

            (iv) all Taxes for which Automotive is liable pursuant to Section 3.02;

            (v) all Taxes arising under any IRS Gain Recognition Agreement specified in Schedule 5.03 or any revised or successor agreement thereto;

            (vi) all Canadian Income Taxes resulting from any Distribution Transaction;

            (vii) all Taxes attributable to a Post-Distribution Tax Act; and

            (viii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Notwithstanding the foregoing, Automotive's liability under Section 3.01(b)(vi) shall not exceed the Canadian Cash Amount reduced by (A) any amounts paid after the Distribution Date by Automotive to (and not refunded to Automotive by) the Canadian Tax Authorities in respect of such liability and (B) all amounts paid to Rockwell pursuant to the last sentence of Section 2.02(c).

            3.02  AUTOMOTIVE TAX ACTS.

            (a) Notwithstanding Section 3.01, Automotive agrees to indemnify, defend and hold harmless each member of the Rockwell Tax Group and each of the respective shareowners, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Taxes resulting from any Automotive Tax Act which causes (i) the Distribution to fail to qualify as a reorganization described in Section 368(a)(1)(D) of the Code or (ii) any pre-Distribution transaction specified in Schedule 3.01 undertaken in connection with the Distribution to become taxable. An Automotive Tax Act shall mean any action specified on Schedule 3.02(a) attached hereto.

            (b) Automotive shall, and shall cause each member of the Automotive Tax Group to, comply with and take no action inconsistent with the Automotive Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to Rockwell or the advice of Chadbourne & Parke LLP or other nationally recognized tax counsel to Rockwell, which advice shall be satisfactory to Rockwell, such act or omission would not adversely affect the U.S. federal Income Tax consequences of the Distribution to Rockwell or the shareowners of Rockwell. Notwithstanding Sections 3.01(b)(iii), 3.01(b)(iv) and 3.01(b)(vii), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(b) shall be as set forth in
Section 3.02(a).

            (c) Notwithstanding the foregoing, an Automotive Tax Act shall not include any transaction or action specifically disclosed or specifically described in any of the Transaction Agreements or, except as specifically set forth in Schedule 3.01 as occurring on or prior to the Distribution Date, any action taken on or prior to the Distribution Date. An Automotive Tax Act shall not include any action on the part of any member of the Rockwell Tax Group. Rockwell agrees to indemnify and hold each member of the Automotive Tax Group harmless from and against any Taxes resulting from the failure of the Distribution to qualify under Section 368(a)(1)(D) of the Code, except where such failure is attributable to an Automotive Tax Act.

            3.03 NOTICE OF INDEMNITY. Whenever a party hereto (hereinafter an "INDEMNITEE") becomes aware of the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Tax Group for any Tax period or require a payment hereunder by the other party (hereinafter an "INDEMNITY ISSUE"), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the "INDEMNITOR") of such Indemnity Issue. The failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent such Indemnitor or a member of its Tax Group is actually prejudiced by such failure to give notice.

            3.04 PAYMENTS.

            (a) TIMING ADJUSTMENTS. (i) Timing Differences. If a Tax audit proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Rockwell has or would otherwise have under Section 3.01(a) and/or an increase in the amount of a Tax refund or credit to which Rockwell is entitled under Section 2.03, then in each Post-Tax Indemnification Period in which the Automotive Tax Group Actually Realizes an Income Tax Detriment, Rockwell shall pay to Automotive an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Rockwell shall be required to make under this
Section 3.04(a)(i) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Rockwell Tax Group for all taxable periods and the Automotive Tax Group for all Tax Indemnification Periods as a result of such Timing Difference. Rockwell shall make all such payments within ten days after Automotive notifies Rockwell that the relevant Income Tax Detriment has been Actually Realized.

            (ii) Reverse Timing Differences. If a Tax audit proceeding or an amendment to a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity payment obligation of Rockwell under Section 3.1 and/or a decrease in the amount of a Tax refund or credit to which Rockwell is or would otherwise be entitled under
Section 2.03, then in each Post-Tax Indemnification Period in which the Automotive Tax Group Actually Realizes an Income Tax Benefit, Automotive shall pay to Rockwell within ten days after Automotive has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit, provided, however, that the aggregate payments which Automotive shall be required to make under this Section 3.04(a)(ii) with respect to Reverse Timing Differences shall not exceed the aggregate amount of the Income Tax Detriments realized by the Automotive Tax Group and the Rockwell Tax Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

            (b) TIME FOR PAYMENT. Except as otherwise provided in this Section 3.04(b), any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, provided that in no event shall such payment be required to be made earlier than five business days prior to the date on which the relevant Taxes (including estimated Taxes) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority. Notwithstanding any other provision in this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $100,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to thirty days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $100,000 payment obligations arising during such calendar quarter exceeds $500,000. Unless otherwise specified by the recipient for items exceeding $250,000, any such payment may be made on a net Tax basis (i.e., reduced to take account of any net Tax benefit to be realized by the recipient (computed at the effective Tax rate set forth in Section 3.04(c)) to the extent such recipient is entitled to a corresponding deduction.

            (c) PAYMENTS NET OF TAXES AND TAX BENEFITS. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient's Tax Group arising from the incurrence or payment by such recipient's Tax Group of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the recipient's Tax Group as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of accrual of any payment hereunder. In determining the amount of any such Tax benefit or Tax cost, the recipient's Tax Group shall be deemed to be subject to (A) U.S. federal Income Taxes and foreign Income Taxes at the maximum statutory rate then in effect and (B) U.S. state and local Income Taxes at an assumed rate of five percent net of U.S. federal Income Tax benefits. Except as otherwise provided in this Agreement or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient's Tax Group has Actually Realized such Tax cost or Tax benefit.

            (d) RIGHT TO OFFSET. Any party making a payment under this Agreement shall have the right to reduce any such payment by any undisputed amounts owed to it by the other party to this Agreement.

            (e) CHARACTERIZATION OF PAYMENTS. It is the intention of the parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to the assets and liabilities transferred thereunder, and the parties shall not take any position inconsistent with such intention before any Tax Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

            3.05 TAX CONTESTS. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (a) in all conferences, meetings and proceedings with any Tax Authority, the subject matter of which is or includes an Indemnity Issue and (b) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has responsibility for filing the Tax Return under this Agreement (the "RESPONSIBLE PARTY") with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Tax Authority and shall control all audits and similar proceedings. If no

Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account. Notwithstanding any other provision of this Agreement, if Rockwell has materially satisfied its obligations under this Agreement and if Automotive fails to permit Rockwell to control any audit or proceeding regarding any Indemnity Issue relating to the qualification of the Distribution as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or the qualification of any transactions undertaken pursuant to the Transaction Documents or described in the Ruling Request as transactions described in
Section 355 of the Code, "reorganizations" within the meaning of Section 368(a)(1)(D) of the Code or as otherwise tax-free transactions, then Rockwell shall not be liable for and shall not indemnify the Automotive Tax Group for any Tax deficiency resulting from an adverse determination of such Indemnity Issue.


                                   ARTICLE IV

               COMPENSATION PAYMENTS; OPTIONS; FOREIGN TAX CREDITS

            4.01  COMPENSATION PAYMENTS.

            (a) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless Rockwell and Automotive otherwise agree in writing, (i) the Boeing Tax Group (and not the Automotive Tax Group) shall claim the post-Distribution Date Tax deductions in respect of Compensation Payments paid to Automotive Group Employees and Former Employees who ceased employment on or before December 6, 1996 and Rockwell shall pay to Automotive the amount received from Boeing as a result of any Tax benefit realized arising in respect of such Tax deductions within ten days after such amount is received by Rockwell, and
(ii) the Automotive Tax Group (and not the Rockwell Tax Group) shall claim the post-Distribution Date Tax deductions in respect of Compensation Payments paid to all other Automotive Group Employees and Former Employees.

            (b) NOTICES, WITHHOLDING, REPORTING. Automotive shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection with the Compensation Payments made to all Automotive Group Employees and Former Employees.

            (c) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of Section 4.01(a), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.04, that all or a portion of the Tax deductions in respect of Compensation Payments paid to Automotive Group Employees or Former Employees was not available to the party claiming the Tax deduction, then in the case of such Tax deductions claimed by the Boeing Tax Group, Automotive shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Rockwell (which shall in turn pay such amount to Boeing) the amount of the resulting Tax deficiency within ten days after such Tax deduction has been Actually Realized by the Automotive Tax Group.

            4.02  STOCK OPTIONS.

            (a) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless the IRS issues a contrary private letter ruling to Rockwell or Automotive, or Rockwell and Automotive otherwise agree in writing, (i) the Rockwell Tax Group or the Boeing Tax Group (and not the Automotive Tax Group) shall claim the post-Distribution Date Tax deductions in respect of Rockwell Common Stock Options held by Automotive Group Employees and Former Employees and
(ii) the Automotive Tax Group (and not the Rockwell Tax Group or the Boeing Tax Group) shall claim any post-Distribution Date Tax deductions in respect of Automotive Common Stock Options held by Automotive Group Employees and Former Employees.

            (b) NOTICES, WITHHOLDING, REPORTING. Rockwell shall promptly notify Automotive of any post-Distribution Date event giving rise to income to any Automotive Group Employees and Former Employees in connection with the Rockwell Common Stock Options and, if required by law, Automotive shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Rockwell shall within ten days of demand thereof reimburse Automotive for all reasonable out-of-pocket expenses incurred in connection with the Rockwell

Common Stock Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Automotive shall use reasonable efforts to collect any such amounts required to be paid by Automotive Group Employees and Former Employees from such Automotive Group Employees and Former Employees.

            (c) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of Section 4.02(a), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.04, that all or a portion of the Tax deductions in respect of Rockwell Common Stock Options held by Automotive Group Employees and Former Employees should have been claimed by the Automotive Tax Group, Automotive shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Rockwell the amount of any Tax refund or credit arising in respect of such Tax deduction within ten days after such Tax refund or credit is Actually Realized by the Automotive Tax Group.

            4.03  FOREIGN TAX CREDITS.

            (a) FOREIGN TAX CREDITS. Unless Rockwell and Automotive otherwise agree in writing, the Rockwell Tax Group (and not the Automotive Tax Group) shall be entitled to include in its computation of Code Section 901 and 902 credits claimed on its U.S. federal Income Tax Return for the fiscal year ended September 30, 1997 and associated with pre-Distribution dividends paid or deemed paid by affiliated Canadian corporations to United States corporations in the Rockwell Tax Group, any Canadian Income Taxes, including any capital gains Taxes, paid or accrued by Meritor Automotive Canada Inc. and its affiliates with respect to pre-Distribution Canadian Distribution Transactions associated with the Canadian restructuring plus any Code Section 902 credits that would have been associated with such Canadian dividends absent the Canadian Distribution Transactions.

            (b) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of Section 4.03(a), in the event a Tax audit proceeding shall finally determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.04, that all or a portion of the foreign Tax credits allocated to Rockwell pursuant to

Section 4.03(a) should have been claimed by the Automotive Tax Group, Automotive shall claim such Tax credits (by an amended Tax Return or otherwise) and shall pay to Rockwell the amount of any Tax refund or credit arising in respect of such Tax credits within ten days after such Tax refund or credit is Actually Realized by the Automotive Tax Group. The amount of the Tax refund or credit Actually Realized by Automotive will be determined by treating all Code Section 902 creditable foreign Taxes in the post-1986 pool of earnings and profits as being associated with a dividend or other U.S. federal taxable income inclusion by the Automotive Tax Group on a pro rata basis at the time of the said taxable income inclusion.

            4.04 CHANGE IN LAW. Notwithstanding the agreement with respect to reporting of Tax items attributable to Compensation Payments and Options set forth in Sections 4.01 and 4.02 of this Agreement, respectively, and the claiming of foreign Tax credits set forth in Section 4.03 of this Agreement, neither the Automotive Tax Group nor the Rockwell Tax Group shall have any obligation to report any such Tax items or to claim any foreign Tax credits as set forth in such Sections in the event that either such party determines, based on an opinion of nationally recognized tax counsel, which opinion shall be satisfactory to the other party, that there is no substantial authority to support reporting such Tax items or claiming such Tax credits on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Tax Group provides prompt notice to the other Tax Group of any such determination.


                                    ARTICLE V

                     COOPERATION AND EXCHANGE OF INFORMATION

            5.01 INCONSISTENT ACTIONS. Each party to this Agreement agrees (i) to, and to cause each of the relevant members of its Tax Group to, report the Distribution as a transaction described in Section 368(a)(1)(D) of the Code on all Tax Returns and other filings, (ii) to use its best efforts to ensure that the Distribution receives such treatment for U.S. federal Tax purposes and (iii) that, unless it has obtained the prior written consent of the other party, it (and the members of its Tax Group) shall not take any action inconsistent with, or fail to take any action required by, the Transaction Agreements.

            5.02 RULING REQUEST. Each party hereto represents that neither it (nor any of the members of its Tax Group) will take or has any plan or intention to take any action which is inconsistent with any factual statements, representations or other similar conditions contained in the Ruling Request or in the Ruling.

            5.03 IRS GAIN RECOGNITION AGREEMENT; NOTIFICATION OF CERTAIN DISPOSITIONS. Automotive shall give Rockwell at least sixty days prior written notice in the event that at any time prior to the date which is ten years after the Distribution Date, Automotive directly or indirectly disposes of all or any portion of the ownership interest in, or all or a substantial portion of the assets of, any entity identified on Schedule 5.03. Such notice shall describe any such disposition in sufficient detail to enable Rockwell (i) to comply with the requirements of Section 367 of the Code, applicable regulations thereunder and any IRS Gain Recognition Agreement, and (ii) if applicable, to enter into a revised IRS Gain Recognition Agreement under Section 367 of the Code and the applicable regulations thereunder. At the time of the delivery of such notice, Automotive shall provide to Rockwell security reasonably satisfactory to Rockwell for the performance of all obligations of Automotive under Section 3.01(b) hereof and this Section 5.03 in respect of the disposition referred to in such notice.

            5.04 COOPERATION AND EXCHANGE OF INFORMATION. Each party hereto agrees to provide, and to cause each member of its Tax Group to provide, such cooperation and information as such other party shall request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect of Taxes or to carry out the provisions of this Agreement. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an


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
officer of Rockwell as an officer of Automotive and each of its affiliates for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Tax Authorities and defending audits as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the Automotive Tax Group for the Tax Indemnification Period and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Tax Authorities, including without limitation, foreign Tax Authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Subject to the rights of the Automotive Tax Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the Automotive Tax Group with respect to Tax Returns for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its affiliates to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

            5.05  TAX RECORDS.

            (a) Rockwell and Automotive agree to (and to cause each member of their respective Tax Group to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under
Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, for a period of at least ten years following the Distribution Date and (ii) allow the party to this Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as Rockwell and Automotive may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (A) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the records proposed to be destroyed or disposed of and (B) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

            (b) Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section 5.05(a) hereof, the party failing so to comply shall be liable for, and shall hold the other party, harmless from, any Taxes (including without limitation, penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party's failure to comply.


                                   ARTICLE VI

                                  MISCELLANEOUS

            6.01 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement, the Distribution Agreement, all other Transaction Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Transaction Agreement, the provisions of this Agreement shall control.

            6.02 EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

            6.03 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall remain in full force and effect and shall survive the Time of Distribution.

            6.04 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

            6.05 NOTICES. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                (a)   If to Rockwell:

                      Rockwell International Corporation
                      600 Anton Boulevard, Suite 700
                      Costa Mesa, California 92626

                      Attention:  Mr. W. Michael Barnes
                                  Senior Vice President,
                                    Finance and Planning and
                                    Chief Financial Officer
                      Telecopy:   (714) 424-4218
                      with a copy to:

                      Rockwell International Corporation
                      600 Anton Boulevard, Suite 700
                      Costa Mesa, California 92626

                      Attention:  William J. Calise, Jr., Esq.
                                  Senior Vice President,
                                    General Counsel and
                                    Secretary
                      Telecopy:   (714) 424-4265

                (b)   If to Automotive:

                      Meritor Automotive, Inc.
                      2135 West Maple Road
                      Troy, Michigan 48084-7186

                      Attention:  Mr. Thomas A. Madden
                                  Senior Vice President and
                                    Chief Financial Officer
                      Telecopy:   (248) 435-8397

                      with a copy to:

                      Meritor Automotive, Inc.
                      2135 West Maple Road
                      Troy, Michigan 48084-7186

                      Attention:  David W. Greenfield, Esq.
                                  Senior Vice President,
                                    General Counsel and
                                    Secretary
                      Telecopy:   (248) 435-8397


            6.06 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (b) the U.S. District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party's respective address set forth in Section 6.05 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the U.S. District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            6.07 AMENDMENTS. This Agreement may not be amended, modified or supplemented except by a written agreement executed by Rockwell and Automotive.

            6.08 SUCCESSORS AND ASSIGNS. The rights and benefits under this Agreement may not be assigned and the duties and obligations may not be delegated by any party in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

            6.09 CAPTIONS; CURRENCY. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement or in any schedule referred to herein to dollars or "$" shall mean U.S. dollars.

            6.10 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to the party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

            6.11 NO THIRD PARTY BENEFICIARIES. Except for the provisions of
Article III relating to Tax Indemnification, this Agreement is solely for the benefit of the parties hereto and the respective members of their Tax Group and should not be deemed to confer upon third parties (including any employee of Rockwell or Automotive or of any Rockwell or Automotive subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

            6.12 SCHEDULES. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

            6.13 TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Rockwell Board without the approval of Automotive or of Rockwell's shareowners. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

            6.14 WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or equity.

            6.15 COUNTERPARTS. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

            6.16 PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Tax Group.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

                             ROCKWELL INTERNATIONAL CORPORATION


                             By:  /s/ William J. Calise, Jr.
                                  --------------------------------------------
                                  Name:   William J. Calise, Jr., Esq.
                                  Title:  Senior Vice President,
                                           General Counsel and
                                           Secretary


                             MERITOR AUTOMOTIVE, INC.


                             By:  /s/ David W. Greenfield
                                  --------------------------------------------
                                  Name:   David W. Greenfield, Esq.
                                  Title:  Senior Vice President,
                                           General Counsel and
                                           Secretary


The schedules and/or exhibits identified in the table of contents to this agreement are omitted. Registrant will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.


                                       37